EXHIBIT 99

NEWS RELEASE

Tellabs	FOR IMMEDIATE RELEASE
1415 West Diehl Road	July 13, 2004
Naperville, Illinois 60567 U.S.A.
Tel: +1.630.378.8800
Fax: +1.630.852.7346	INVESTOR CONTACT:
www.tellabs.com	Tom Scottino
+1.630.798.8603
tom.scottino@tellabs.com

MEDIA CONTACT:
Ariana Nikitas
+1.630.798.2532
ariana.nikitas@tellabs.com

Tellabs executive Anders Gustafsson resigns to become CEO of Spirent plc

Naperville, Ill. — Tellabs today announced that Anders Gustafsson, senior executive vice president-global business operations, is resigning effective July 28 to become chief executive officer at Spirent plc in the United Kingdom. Gustafsson, 44, has served in a variety of sales and operations leadership positions since joining Tellabs in 2000.

“We wish Anders well,” said Krish Prabhu, chief executive officer of Tellabs. “Tellabs has a deep and capable leadership team in global business operations, and we’re confident that this team will extend its strong performance.”

Following this resignation, the global operations organization will report directly to Prabhu. This organization includes Tom Gruenwald, senior vice president-broadband networking products; Dan Kelly, senior vice president-core products; Peter Viereck, vice president-international; John Brots, vice president-supply chain management, North America; Juha Pankakoski, vice president-supply chain management, international; and Antti Kankkunen, vice president-product strategy and technology.

[Editor’s note: Gustafsson’s biography and photo are available at http://www.tellabs.com/about/bios/.]

Tellabs (NASDAQ: TLAB) delivers technology that transforms the way the world communicates™. Tellabs experts design, develop, deploy and support our solutions for telecom service providers in more than 100 countries. More than two-thirds of telephone calls and Internet sessions in several countries, including the United States, flow through Tellabs equipment. Our product portfolio provides solutions in next-generation optical networking, managed access, carrier-class data, voice quality enhancement and cable telephony. For details, see www.tellabs.com.

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